EXHIBIT 99.33


                                  NEWS RELEASE

  FNB Bancorp Sells A Portion Of Holdings In Pacific Coast Bankers' Bancshares

South San Francisco, CA: February 3, 2006: FNB Bancorp (Bulletin Board FNBG.OB), the holding company for First National Bank of Northern California, has sold 3,950 shares of its holdings of common stock in Pacific Coast Bankers' Bancshares (PCBB), the parent company of Pacific Coast Bankers' Bank, a bankers' bank based in San Francisco, California. Sale of these shares was arranged by Pacific Coast Bankers' Bancshares as part of its desire to expand the number of PCBB shareholders. The sale proceeds total $1,876,250 (before fees and taxes).

         Tom McGraw, CEO of First National Bank of Northern California and member of the Board of Directors of PCBB stated, "This was a great opportunity to see a cash return on First National Bank's investment in PCBB and at the same time to facilitate a distribution of PCBB shares to a broader ownership base of banks who utilize the outstanding services of PCBB. This is a win/win situation for First National Bank, Pacific Coast Banker's Bancshares and new stockholders of PCBB. We continue to hold the remaining balance of PCBB shares in our investment portfolio and look forward to continued collaboration with PCBB."

         FNB Bancorp continues to hold 1,450 shares of PCBB common stock. This transaction was completed on January 31, 2006.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

Contact:

Tom McGraw, 650-875-4865
James B. Ramsey, 650-875-4862, Fax 650-588-9695